CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
5.10% Medium-Term Notes, Series D Due December 14, 2011	$350,000,000	$37,450

(1)	Excludes accrued interest, if any.
(2)	A filing fee of $37,450, calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered by means of this pricing supplement.

Filed pursuant to Rule 424(b)(3)

Registration Nos. 333-132469

333-132469-01

333-132469-02

Pricing Supplement No. 7 dated December 11, 2006

to the Prospectus, dated March 16, 2006, and

the Prospectus Supplement, dated March 16, 2006.

$350,000,000

PRUDENTIAL FINANCIAL, INC.

5.10% MEDIUM-TERM NOTES, SERIES D

DUE DECEMBER 14, 2011

The note being purchased has the following terms:

UNDERWRITERS AND PRINCIPAL AMOUNT:

Goldman, Sachs & Co.	$122,500,000
Banc of America Securities LLC	122,500,000
ABN AMRO Incorporated	35,000,000
BNP Paribas Securities Corp.	35,000,000
Muriel Siebert & Co., Inc.	35,000,000

TOTAL	$350,000,000

STATED MATURITY: December 14, 2011

SPECIFIED CURRENCY: U.S. dollars

principal: U.S. dollars

interest:   U.S. dollars

exchange rate agent: Not applicable

TRADE DATE: December 11, 2006

ORIGINAL ISSUE DATE: December 14, 2006

ORIGINAL ISSUE PRICE: 99.974%

UNDERWRITERS’ COMMISSION: 0.25%

NET PROCEEDS TO PRUDENTIAL FINANCIAL: 99.724% or $349,034,000

AMORTIZING NOTE: Not applicable

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

EXTENDIBLE NOTE: Not applicable

FORM OF NOTE:

master global form only: Yes

non-global form available:

CUSIP No. 74432Q AP0

REDEMPTION AND REPAYMENT: Not applicable

INTEREST RATE IS FIXED: Yes

Annual Rate: 5.10%

INTEREST PAYMENT DATES: Semi-annually on each June 14 and December 14 of each year, commencing June 14, 2007 and ending on the stated maturity date

REPORTS AND EVENTS OF DEFAULT:

The indenture, to the extent relating to the 5.10% notes and all future series of securities under the indenture, provides that any documents or reports that Prudential Financial may be required to file with the SEC pursuant to Section 13 or 15(d) of the Securities and Exchange Act will be filed with the trustee within 15 days after Prudential Financial has filed those documents or reports with the SEC. Under the Trust Indenture Act of 1939, as amended, Prudential Financial may have a separate obligation to file with the trustee documents or reports it is required to file with the SEC. Prudential Financial’s failure to comply with either filing obligation is not an event that will result in an event of default under the indenture. Accordingly, acceleration of Prudential Financial’s obligations under the 5.10% notes will not be a remedy for its failure to file those documents or reports with the trustee, and you may have no remedy for the failure other than an action in damages. For other outstanding series of notes of Prudential Financial, acceleration is a remedy, upon appropriate notice and passage of time, for the holders of those securities for Prudential Financial’s failure to file documents or reports with the trustee.

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

Prudential Financial, Inc. estimates that the total offering expenses, excluding underwriting discounts and commissions paid to the underwriters, will be approximately $164,000.

GOLDMAN, SACHS & CO.	BANC OF AMERICA SECURITIES LLC

ABN AMRO INCORPORATED

BNP PARIBAS

MURIEL SIEBERT & CO., INC.

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